                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  VRB BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                   VRB BANCORP

                                 110 Pine Street
                            Rogue River, Oregon 97537

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 24, 1998

To the Shareholders of VRB Bancorp:

        Notice is hereby given that the Annual Meeting of Shareholders of VRB Bancorp ("Bancorp") will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Friday, April 24, 1998, at 2:00 PM for the following purposes:

               (1) To elect nine Directors of Bancorp.

               (2) To consider and vote upon a proposed amendment to Bancorp's Articles of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 30,000,000, as more particularly described in the Board of Directors' proxy statement dated March 8, 1998.

               (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only shareholders of record at the close of business on the record date, February 20, 1998, are entitled to vote at the Annual Meeting or any adjournments thereof.

        Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. Your continued interest as a shareholder in the affairs of Bancorp, its growth and development, is genuinely appreciated by the officers and personnel who serve you.



March 8, 1998                BY ORDER OF THE BOARD OF DIRECTORS



                                    Tom Anderson
                                    Executive Vice President
                                    Secretary



                             YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy and return it in the enclosed postage prepaid envelope. A shareholder who completes and returns the Proxy and subsequently attends the Annual Meeting may elect to vote in person, since a proxy may be revoked at any time before it is voted. Retention of the Proxy is not necessary for admission to the Annual Meeting.

                                   VRB BANCORP

                                 110 Pine Street
                            Rogue River, Oregon 97537



                                 PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of VRB Bancorp ("Bancorp") of proxies to be used at the Annual Meeting of shareholders of Bancorp scheduled to be held April 24, 1998 (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about March 9, 1998. The 1997 Annual Report of Bancorp to its shareholders is being mailed to shareholders with this Proxy Statement.

        The cost of this Proxy solicitation will be borne by Bancorp. Bancorp does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to solicitation of proxies by mail, Bancorp may also use its officers and regular employees or officers and employees of its subsidiary, Valley of the Rogue Bank, to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

                             BUSINESS OF THE MEETING

        The following matters will be presented for shareholder action at the annual meeting:


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

        The following persons have been nominated to serve terms expiring with the 1999 Annual Meeting of shareholders and until their successors have been elected and qualified. All nine nominees are presently serving as Directors of Bancorp.

                                    NAME OF NOMINEE

                                    James D. Coleman
                                    John O. Dunkin
                                    Michael Donovan
                                    April Sevcik
                                    Gary Lundberg
                                    Robert J. DeArmond
                                    Larry L. Parducci
                                    William A. Haden
                                    Tom Anderson

        It is the intention of the persons named in the Proxy to vote for the election of the nominees listed above. If any nominee is not available for election, the Proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

APPROVAL REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATIONS

        Directors are elected by a plurality of votes cast. Shareholders are not entitled to accumulate votes for Directors. The Board of Directors recommends a vote "FOR" the election of all nominees.

INFORMATION REGARDING NOMINEES

        The following table shows as to each nominee for director, position held with Bancorp, age, year in which he/she first became a director of Bancorp, and principal occupation and business experience during the last five years.

                                   DIRECTOR OF
                                     BANCORP     PRINCIPAL OCCUPATION AND LAST
NAME AND POSITION            AGE      SINCE      FIVE YEARS BUSINESS EXPERIENCE
-----------------            ---   -----------   ------------------------------
James D. Coleman              59       1987      Mr. Coleman currently serves as
    Director                                     Chairman of the Board of
                                                 Directors. Mr. Coleman was
                                                 previously a director of
                                                 Medford State Bank which
                                                 Bancorp acquired in 1987. He is
                                                 President and owner of Crater
                                                 Lake Motors, a Ford and
                                                 Mercedes automobile dealership
                                                 in Medford, Oregon.

John O. Dunkin                59       1986      Mr. Dunkin currently serves as
   Director                                      Vice Chairman of the Board of
                                                 Directors. Mr. Dunkin is Chief
                                                 Executive Officer of Grants
                                                 Pass Moulding, Rogue Valley
                                                 Sash & Door, and Pacific
                                                 Lumber, all located in Grants
                                                 Pass, Oregon.

Michael Donovan               47       1997      Mr. Donovan is Co-Owner of the
    Director                                     Chateaulin Restaurant & Wine
                                                 Shoppe in Ashland, Oregon.

April Sevcik                  51       1997      Ms. Sevcik is the owner and
    Director                                     President of General Credit
                                                 Service Inc. in Medford,
                                                 Oregon.

Gary Lundberg                 59       1993      Mr. Lundberg was formerly an
    Director                                     owner of Lundberg's Funeral
                                                 Home in Grants Pass, Oregon.

Robert J. DeArmond            67       1990      Mr. DeArmond formerly served
    Director                                     (22 years) as a director of
                                                 Mountain States Savings Bank in
                                                 Coeur d'Alene Idaho and as
                                                 Chairman of the Board of Idaho
                                                 Forest Products until his
                                                 retirement in 1995. He
                                                 currently serves on the Board
                                                 of Directors of North Pacific
                                                 Lumber Company in Portland,
                                                 Oregon.

Larry L. Parducci             53       1994      Mr. Parducci is the
    Director                                     owner/operator of Holiday RV
                                                 Park in Phoenix, Oregon. Mr.
                                                 Parducci also serves on the
                                                 Phoenix City Council.

William A. Haden              49       1996      Mr. Haden currently serves as
    President and Director                       President & CEO for VRB Bancorp
                                                 and President & CEO for Valley
                                                 of the Rogue Bank.

Tom Anderson                  47       1996      Mr. Anderson currently serves
    Executive Vice President                     as Executive Vice President &
    and Director                                 Secretary for VRB Bancorp and
                                                 Executive Vice President &
                                                 Chief Operating Officer for
                                                 Valley of the Rogue Bank.


        The Board of Directors of Bancorp has established the number of Directors at nine, as provided in the by-laws. All of the Directors of Bancorp also serve as Directors of Valley of the Rogue Bank.

        During 1997, the sole business activity of Bancorp related to the operation of its wholly-owned subsidiary, Valley of the Rogue Bank. Bancorp held 10 meetings of the Board of Directors during 1997. With the exception of Director Donovan, all directors nominated attended at least 80 percent of the total number of meetings held during 1997. Mr. Donovan joined the Board in February 1997. His attendance following his appointment exceeded 80 percent.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

        Bancorp does not have a Nominating committee. When the need arises, the full Board serves as the Nominating committee.

        Bancorp does not maintain a standing Compensation committee. All compensation paid to Directors and executive officers is paid by Bancorp's subsidiary bank, Valley of the Rogue Bank. The Bank maintains a standing Compensation committee which during 1997 consisted of directors John O. Dunkin (Chairman), Michael Donovan, James D. Coleman and Larry L. Parducci.

        Bancorp does not maintain a standing Examination committee. Reports of examinations, regulatory or otherwise are reviewed with the entire Board of Directors. Bancorp's subsidiary bank, Valley of the Rogue Bank, maintains a standing Examination committee which during 1997 consisted of directors Robert
J. DeArmond (Chairman), April Sevcik, James Coleman and Gary Lundberg.

        The Bank also maintains two standing Loan committees. These committees review and approve extensions of credit when the borrowers total indebtedness to the Bank is in excess of $200,000. The committees meet on an as needed basis. All nine of Bancorp's directors serve on one of the Bank's two loan committees.

COMPENSATION OF DIRECTORS

        No fees are paid to Directors of Bancorp other than as Directors of the subsidiary bank. Each non-employee Director of Valley of the Rogue Bank received a fee of $750.00 per month during 1997. James Coleman (Chairman of the Board) received $800.00 per month upon assumption of the Chairman position in April of 1997. During 1997, Bancorp and Bank officers who also served as Directors received no additional fees for serving on the Boards. Non-Employee Directors also participate in a Non-Discretionary Stock Option Plan approved by Bancorp's shareholders in 1991 and amended in 1994. The Plan provides for granting of options to Directors on an annual basis. The number of shares granted to the Directors is determined by dividing the total compensation paid each Director during the year, by the most recent year end book value per share. Grants are made in April of each year, based on the preceding year's compensation. Directors are required to serve for one full calendar year before becoming eligible to participate in the plan.

                             STOCK PERFORMANCE GRAPH

        The chart, shown on the following page, compares the yearly percentage change in the cumulative shareholder return on Bancorp's Common Stock during the five fiscal years ended December 31, 1997, with (i) the Total Return Index for The NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices, and (iii) the SNL Bank Index for financial institutions with assets less than $250 million, as reported by SNL Securities. This comparison assumes $100.00 was invested on December 31, 1992, in Bancorp's Common Stock, and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends. Prior to November 1997, VRB Bancorp Common Stock was not quoted on NASDAQ. Prior to its listing on NASDAQ trading activity was limited. For purposes of computing return information for the periods being compared, Bancorp used price information for trades that were reported to it prior to November 1997. Price information for December 31, 1997 was obtain by using the NASDAQ quote as of that date.


                                   VRB BANCORP

                            TOTAL RETURN PERFORMANCE







                                                       PERIOD ENDING
                                ------------------------------------------------------------
INDEX                            12/31/92  12/31/93  12/31/94 12/31/95   12/31/96  12/31/97
--------------------------------------------------------------------------------------------
Valley of the Rogue Bancorp       100.00    127.48    168.66    185.86    247.46    446.24
NASDAQ - Total US                 100.00    101.97     99.67    140.96    173.38    212.76
NASDAQ Bank Index                 100.00     97.56     97.21    144.77    191.13    322.90
SNL < $250M Bank Index            100.00    103.50    110.56    155.48    196.44    320.55

                               EXECUTIVE OFFICERS

        The persons listed below are the executive officers of Bancorp, and of its subsidiary bank, Valley of the Rogue Bank.

        William A. Haden, age 49. Mr. Haden has served as President and Chief Executive Officer of VRB Bancorp and President and Chief Executive Officer of Valley of the Rogue Bank since January 1996. He served as Senior Vice President of Valley of the Rogue Bank between 1996 and July 1993, when he joined the Bank. Previous to joining Valley of the Rogue Bank, Mr. Haden served as President of Family Bank of Commerce, from 1985 until its merger into Valley of the Rogue Bank in 1993. Mr. Haden served as Senior Vice President and Credit Administrator for Family Bank of Commerce from 1981 until 1985. Previous to joining Family Bank of Commerce, Mr. Haden held various lending positions with First Interstate Bank of Oregon, now Wells Fargo Bank.

        Tom Anderson, age 47. Mr. Anderson has served as Executive Vice President and Secretary of VRB Bancorp and Executive Vice President and Chief Operating Officer of Valley of the Rogue Bank since January 1996. He served as Senior Vice President & Cashier of Bancorp's subsidiary bank, Valley of the Rogue Bank from 1983 to 1996, and as Vice President & Cashier of Valley of the Rogue Bank from 1979 to 1983. Prior to 1979, Mr. Anderson served in Cashier and Assistant Cashier positions with Valley of the Rogue Bank. Prior to joining Valley of the Rogue Bank in 1977, Mr. Anderson was employed with Bank of America (1972 to 1977).

        Brad Copeland, age 48. Mr. Copeland has served as Executive Vice President & Credit Administrator of Bancorp's subsidiary Valley of the Rogue Bank since January 1998. Mr. Copeland served as Senior Vice President & Credit Administrator from July 1997 through January 1998. Mr. Copeland was retained by Valley of the Rogue Bank in October 1996 to fill the anticipated vacancy created by the retirement of the Bank's previous Senior Vice President and Credit Administrator. Prior to joining Valley of the Rogue Bank Mr. Copeland served as Senior Vice President and Senior Credit Officer for Bank of America Alaska (1987 to 1996). Previous to his employment with Bank of America Alaska, Mr. Copeland served in various lending and management positions within the banking industry (1972 to 1987).

        Felice Belfiore, age 28. Ms. Belfiore has served as Senior Vice President and Chief Financial Officer of Bancorp and its subsidiary Valley of the Rogue Bank since January 1998. She served as Vice President and Chief Financial Officer from June 1997 until January 1998. Previous to joining Bancorp, Ms. Belfiore, a certified public accountant, was employed with Moss Adams LLP where she specialized in community bank auditing.

        The officers are elected by the Board of Bancorp and the Bank to serve at the discretion of the Board.


                             EXECUTIVE COMPENSATION

        The following table sets forth all cash compensation paid or to be paid by Bancorp or any subsidiary, as well as certain other compensation paid or accrued, during the years ended December 31, 1997, 1996 and 1995, to William A. Haden, Bancorp's President & Chief Executive Officer and Valley of the Rogue Bank's President and Chief Executive Officer, Tom Anderson, Bancorp's Executive Vice President and Secretary and Valley of the Rogue Bank's Executive Vice President & Chief Operating Officer, and Brad Copeland, Valley of the Rogue Bank's Executive Vice President & Credit Administrator, for services rendered in all capacities. No other Director or executive officer of Bancorp received salary and bonuses during the year ended December 31, 1997 in excess of $100,000.

                                  SUMMARY COMPENSATION TABLE


                                                                      OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY(1)   BONUS(2)     COMPENSATION       COMPENSATION
---------------------------        ----      ---------   --------     ------------       ------------
William A. Haden                   1997      $ 90,000    $ 80,000                        $ 16,905(4)
   President and Chief             1996      $ 90,000    $ 67,500         (3)            $ 16,050(4)
   Executive Officer               1995      $ 80,000    $ 66,524                        $ 12,885(4)

Tom Anderson                       1997      $ 90,000    $ 80,000                        $ 16,493(5)
   Executive Vice President        1996      $ 90,000    $ 67,500         (3)            $ 15,111(5)
   & Chief Operating Officer       1995      $ 85,000    $ 70,675                        $ 14,383(5)

Brad Copeland                      1997      $ 80,000    $ 37,500                        $         -
   Executive Vice President        1996      $ 14,598    $      -         (3)            $         -
   & Credit Administrator          1995      $      -    $      -                        $         -

---------------

(1) Salary includes amounts contributed by the identified executive officer to Bancorp's subsidiary bank's 401(k) Employee Profit Sharing Plan .

(2) Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(3) Perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10 percent of total annual salary and bonus for the named executive officer for any of the periods indicated.

(4) Includes life insurance premiums (1996 and 1997) of $1,050 for $350,000 face amount insurance above company group insurance and the balance the company's contribution to match employees' salary deferral under Bancorp's subsidiary bank's 401(k) Profit Sharing Plan.

(5) Includes life insurance premiums ($511 for 1996 and 1997, and $711 for 1995) for $350,000 face amount insurance above company group coverage and the balance, the company's contribution to match employees salary deferral under Bancorp's subsidiary bank's 401(k) Profit Sharing Plan.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The non-employee members of the Board of Directors and the Compensation committee of Valley of the Rogue Bank are responsible for establishing and administering the company's executive compensation program.

COMPENSATION PHILOSOPHY AND OBJECTIVES

        The philosophy underlying the development and administration of Bancorp's compensation plan is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

        o Set base compensation at a level to attract and retain competent executives.

        o Establish incentive compensation plans which deliver bonuses based on the financial performance of the company.

        o Provide significant equity based incentives for executives to ensure they are motivated over the long term to respond to the company's business challenges and opportunities, as owners rather than just employees.

        The objective in determining base salaries for executives is to set levels that are competitive and commensurate with the level of responsibility assumed. Bancorp's incentive based Bonus Plan is the vehicle by which executives can earn additional compensation depending on the financial performance of the company.

        Bancorp's long term incentive program consists of the 1991 Non-Qualified Stock Option Plan, which was amended in 1994. Grants are made at the discretion of the Board of Directors and awarded to individual executives, thereby providing additional incentive for executives to increase shareholder value. Executives receive value from these options when Bancorp's stock appreciates over the long term.

COMPENSATION COMMITTEE MEMBERS

        John O. Dunkin (chairman)
        James D. Coleman
        Larry L. Parducci
        Michael Donovan


                DESCRIPTION OF COMPENSATION PLANS AND AGREEMENTS

INCENTIVE-BASED BONUS PLAN

        Bancorp's Incentive-Based Bonus Plan for executive officers provides for establishment of a pool of funds equal to 11.25 percent of net profits in excess of a 1.0 percent return on average assets. The pool is limited to no more than seventy five percent of the executive officers annual base salary. The pool is then divided between the executive officers on a pro-rata basis, based on base salary compensation paid during the preceding year.

        For the year ending December 31, 1997 profits generated by Bancorp amounted to $3,704,000. These earnings equaled a return on average assets of
2.00 percent and a return on average shareholder equity of 15.65 percent. Based on the performance of the Company and the Incentive based Bonus Plan in place for 1997, a bonus pool of $220,000 was established for payment of bonuses to executive officers. Considering their respective performances, the Board awarded incentive bonus payments to Mr. Haden and Mr. Anderson in the amounts of $67,500 each. Mr. Copeland and Mr. Syverson (Valley of the Rogue Bank's previous Credit Administrator) were each awarded bonus payments of $30,000. The payments to Mr. Copeland and Mr. Syverson were awarded under an agreement with both parties that the 1997 payment for the position would be shared equally. These payments were awarded during February 1998. The Board of Directors approved the awarding of special bonus payments, totaling $37,500, in connection with management's performance related to the acquisition of Colonial Bank and Bancorp's recent public stock offering. Both of these events contributed significantly to the duties and responsibilities of management during the later half of 1997. Ms. Belfiore did not participate in the 1997 executive officer bonus program, but will participate in 1998.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

        VRB Bancorp and it's subsidiary Valley of the Rogue Bank have entered into special agreements with certain executive officers. These agreements are intended to help ensure that the executive remains in the employ of the Bank.

        The Bank entered into an agreement with President and Chief Executive Officer, William Haden, effective January 10, 1996, to provide at its expense a term life insurance policy on Mr. Haden's life in the amount of $350,000, through the year 2002 and at $150,000 thereafter. The ownership and right to name the beneficiary under the policy is reserved to Mr. Haden. The agreement with Mr. Haden additionally provides for a "Change in Control" payment equal to his base salary plus any cash bonuses or other compensation paid to or for his benefit, during the fiscal year preceding the "Change in Control". Further, if Mr. Haden leaves the Bank following a "Change in Control", the Bank will, at it's expense, provide COBRA benefits to Mr. Haden for no longer than eighteen
(18) months following a "Change in Control", provided he is eligible for such benefits.

        The Bank entered into an agreement with Executive Vice President Tom Anderson, on April 10, 1992, to provide at its expense a term life insurance policy on Mr. Anderson's life in the amount of $350,000, through the year 2002, and at $150,000 thereafter. The ownership and right to name the beneficiary under said policy is reserved to Mr. Anderson. The April 10, 1992 agreement with Mr. Anderson additionally provides for a "Change in Control" payment equal to his base salary plus any cash bonuses or other compensation paid to or for his benefit, during the fiscal year preceding the "Change in Control". Further, if Mr. Anderson leaves the bank following a "Change in Control", the Bank will, at it's expense, provide COBRA benefits to Mr. Anderson for no longer than 18 months following a "Change in Control", provided he is eligible for such benefits.

                               STOCK OPTION PLANS

        Bancorp has two non-qualified stock option plans which were approved by the shareholders during 1991 and amended in 1994. The plans reserved an aggregate of 725,492 shares of Bancorp's unissued common stock for possible grants to employees and non-employee directors. The purchase price of the optioned shares is equal to not less than the book value of a share of stock as of the end of the most recently completed fiscal year. Options granted are exercisable for ten years from the date of grant, with shares fully vested after six months for directors and up to a ten year period for employees.

        The purposes of these plans are to advance the interests of VRB Bancorp and its shareholders by enabling the company to attract and retain the services of people with training, experience and ability to serve as outside directors and employees, and to provide additional incentive to key employees and directors of the Company by giving them an opportunity to participate in the ownership and growth of Bancorp.

        During 1997, 140,500 options were granted or contractually committed to employees for the purchase of Bancorp shares under the 1991 Non-Qualified Stock Option Plan for Employees. Grants to executive officers totaled eighty five percent of the total grants awarded to employees during 1997. Mr. Haden, Mr. Anderson, Mr. Copeland and Ms. Belfiore were awarded grants totaling 40,000 shares, 30,000 shares, 30,000 shares and 20,000 shares, respectively.

        18,790 options were awarded to directors in January of 1997, as authorized by the 1991 Non-Discretionary Stock Option Plan for Non-Employee Directors.

        The following charts reflect (i) options granted to the named executive officers during the last fiscal year and (ii) options exercised in the last fiscal year and the value of options exercised and unexercised at December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                                 STOCK PRICE
                          NUMBER OF    % OF TOTAL                                               APPRECIATION
                         SECURITIES     OPTIONS      EXERCISE      MARKET                    OVER OPTION TERM(2)
                         UNDERLYING    GRANTED TO    OR BASE      PRICE ON                ------------------------
                           OPTIONS     EMPLOYEES      PRICE       DATE OF    EXPIRATION
     NAME                GRANTED(1)  IN FISCAL YEAR ($/SHARE)(1)  GRANT(1)      DATE         5%             10%
     ----                ----------  -------------- ------------  --------   ----------   ---------      ---------
William A. Haden           40,000         28.5%        $ 8.50      $ 8.50       2007      $ 213,824      $ 541,872
Tom Anderson               30,000         21.4%        $ 8.50      $ 8.50       2007      $ 160,368      $ 406,404
Brad Copeland              30,000         21.4%        $ 7.63      $ 7.63       2007      $ 143,954      $ 364,808
Felice Belfiore            20,000         14.2%        $ 7.31      $ 7.31       2007      $  91,944      $ 233,005

---------------

(1) Adjusted to reflect subsequent stock dividends and splits.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term based upon the assumed compounded rates of appreciation in the value of the company's common stock as specified in the table over the term of the options. These amounts do not take into account provisions of the options providing for termination of the option following termination of employment or non-transferability.

                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END STOCK OPTION VALUES



                                                 Number of Unexercised
                                                 Securities Underlying    Value of Unexercised In-the
                        Shares                    Options at FY End(2)     Money Options at FY End(1)
                     Acquired on       Value   --------------------------  -------------------------
     Name            Exercise(#)(2)  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
     ----            --------------  --------  -----------  -------------  -----------  -------------
William A. Haden         None           None      None          77,440         None        $353,880
Tom Anderson            1,946        $ 7,336      None          33,896         None        $ 72,350
Felice Belfiore          None           None      None          20,000         None        $ 53,750
Brad Copeland            None           None      None          30,000         None        $ 71,250

---------------

(1) On December 31, 1997, the market price of Bancorp's Common Stock was $10.00 per share. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(2) Adjusted to reflect subsequent stock dividends and splits.


                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth the shares of Common Stock of Bancorp beneficially owned as of February 20, 1998 by each Director, each named executive officer, and the Directors and executive officers as a group. As of that date, Bancorp is not aware of any person who owns more than 5 percent of its shares, except as set forth below.


                                          COMMON STOCK                  PERCENT
NAME OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)            OF CLASS
------------------------               ---------------------            --------
James D. Coleman                          120,874(2)(3)                    1.4%
John O. Dunkin                             63,238(3)(4)                      *
Michael Donovan                               250                            *
April Sevcik                                2,000                            *
Gary A. Lundberg                           28,306(2)(3)                      *
Robert J. DeArmond                        111,255(3)                       1.3%
Larry L. Parducci                          25,919(2)(3)                      *
Tom Anderson                              178,940(2)(3)(5)(6)              2.2%
Felice Belfiore                            91,966(5)                       1.1%
William Haden                             102,550(5)(7)                    1.2%
Brad Copeland                              91,966(5)                       1.1%
All Directors and Executive Officers      544,064(1)-(7)                   6.5%
   as a Group

---------------

*   Less than 1.0%.

(1) Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2) These figures include the following shares owned by the individuals jointly with their respective spouses: James D. Coleman (56,106), Gary A. Lundberg (13,351), Larry L.
    Parducci (18,120), and Tom Anderson (5,162).

(3) These figures include stock options which are exercisable within 60 days by James D. Coleman (25,276), John O. Dunkin (38,982), Gary A. Lundberg (14,955), Robert DeArmond (7,497), Larry Parducci (7,497), and Tom Anderson (1,948).

(4) These figures include shares owned by John O. Dunkin as Custodian for his minor child (1,104) and shares owned by John O. Dunkin in the name of JCLS Ltd. Partnership (23,152). Mr. Dunkin is the general partner. His children are limited partners.

(5) Includes 91,966 shares held by Valley of the Rogue Bank Employees 401(k) Profit Sharing Plan for the benefit of all participants, of which this person is a trustee.

(6) Includes 82,812 shares held by Valley of the Rogue Bank Employees 401(k) Profit Sharing Plan, in a segregated self directed account for the benefit of Tom Anderson.

(7) Includes 10,584 shares held by Valley of the Rogue Bank Employees 401(k) Profit Sharing Plan, in a segregated self directed account for the benefit of William Haden.


                          TRANSACTIONS WITH MANAGEMENT

        Various Directors and executive officers are customers of and have had banking transactions with Bancorp's subsidiary, Valley of the Rogue Bank, in the ordinary course of business, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws, on substantially the same terms (including interest rate and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of management of the Bank, do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, and companies with which they are associated was $1,354,803 at December 31, 1997.


                 COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

        Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), requires that all executive officers and Directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file an initial report of their ownership of the Company's securities on Form 3 and report changes in their ownership of the Company's securities on Form 4 or Form 5. These filings must be made with the Securities and Exchange Commission with a copy sent to the Company.

        Based solely upon the Company's review of the copies of the filings that it received with respect to the fiscal year ended December 31, 1997, the Company believes that, other than as stated above, all reporting persons made all required Section 16 filings with respect to such fiscal year on a timely basis.

                                   PROPOSAL 2

                     AMENDMENT TO ARTICLES OF INCORPORATION
               AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK

        The Board of Directors of Bancorp has approved an amendment to Bancorp's Articles of Incorporation which would increase the number of authorized shares of Bancorp Common Stock (the "Amendment") and has referred the Amendment for consideration by the shareholders at the Annual Meeting. The following description of the Amendment is only a summary. The text of the Amendment is attached as Exhibit A to this Proxy Statement.

        COMMON STOCK CURRENTLY AUTHORIZED. The Articles of Incorporation currently authorize the issuance of up to 10,000,000 shares of Common Stock with no par value. As of the Record Date, there were 8,340,744 shares outstanding. In addition, 460,908 shares are reserved for issuance under Bancorp's stock option plans. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of Bancorp. Shareholders are also entitled to receive dividends declared from time to time from funds legally available for the payment of dividends. Holders of Common Stock are not entitled to preemptive rights to acquire additional shares, or any conversion or redemption rights. Holders of Common Stock may not cumulate votes for the election of directors. In the event of the dissolution of Bancorp, holders of Common Stock would be entitled to share proportionately in the assets of Bancorp remaining after the payment of liabilities of Bancorp. Shares of Bancorp Common Stock are not subject to assessment.

        The Board of Directors is permitted to issue additional authorized but unissued shares from time to time without further shareholder action (except such action where required for other reasons). Such shares may be issued for consideration which the Board of Directors determines to be adequate. Oregon law permits shares to be issued for consideration which consists of any tangible or intangible property or benefit to the corporation, such as cash, promissory notes, services performed, and contracts for services to be performed. Shareholders of the corporation do not have preemptive rights to purchase additional shares.

        The Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of voting preferred stock and 5,000,000 shares of preferred stock which is generally without voting rights. The Board of Directors has the authority to fix the relative rights and preferences of the preferred stock including the rate of dividend, whether shares can be redeemed and upon what terms, the amount payable with respect to the shares in the event of liquidation, and any terms on which the shares may be converted into other securities of Bancorp.

        ADDITIONAL STOCK TO BE AUTHORIZED. The proposed amendment would increase the number of authorized shares of Common Stock which Bancorp may issue from 10,000,000 to 30,000,000. Each additional share of Common Stock authorized would, when issued, have the same rights and privileges as the shares of Common Stock currently outstanding.

        REASONS FOR THE AMENDMENT. The availability of additional shares of authorized stock makes it possible for the Board of Directors to issue additional shares, up to the full number authorized, without shareholder approval in some circumstances. This would permit Bancorp to raise additional capital, complete an acquisition of additional assets, or to effect stock dividends and stock splits without shareholder approval. The Board of Directors of Bancorp currently has no plans to take any of these steps.

        At present, the Board of Directors could issue up to 1,198,348 additional shares of Common Stock without approval of additional authorized shares. As an example, sale of the remaining authorized shares at a price between the minimum and maximum closing prices of Bancorp Common Stock on the Nasdaq national market system since its listing for trading would generate between $10.0 million and $13.3 million. The recent acquisition of Colonial Banking Company involved a cash purchase price totaling $17.3 million. A transaction involving a similar acquisition price could not be completed, either for cash raised by the sale of additional shares or by exchange of Bancorp Common Stock for stock of the acquired company, without additional authorized shares. No such acquisition is currently planned, but the Board of Directors believes it to be in the best interests of Bancorp and its shareholders to have the flexibility to complete such a transaction or to raise additional capital for other purposes using Common Stock, without the delay and expense incurred in holding a special shareholders meeting to authorize additional shares at that time.

        The issuance of additional shares of unauthorized common or preferred stock could have the effect of discouraging a hostile attempt to acquire control of Bancorp. For example, such shares could be issued to persons known to be favorable to management. The Board is not aware of any present effort by any persons or entity to accumulate shares of Bancorp's securities for the purpose of acquiring control of Bancorp.

        REQUIREMENT FOR SHAREHOLDER APPROVAL. Approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting of shareholders. The Board of Directors unanimously recommends that the shareholders vote to approve the proposed amendment to Bancorp's Articles of Incorporation. Upon approval, the amendment will become effective at the time of filing of Articles of Amendment with the Oregon Secretary of State.


                                 OTHER BUSINESS

        At the Meeting, management will report on Bancorp's business and shareholders will have the opportunity to ask questions.

        The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.


                    PROXIES AND VOTING AT THE ANNUAL MEETING

        A majority of the outstanding Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only shareholders of record of Bancorp's Common Stock as of the close of business on February 20, 1998, the record date for the Annual Meeting, will be entitled to vote. As of that date, there were 8,340,744 shares outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

        If a proxy in the accompanying form is signed and returned, the shares represented will be voted at the Annual Meeting. Proxies will be voted in accordance with the instructions thereon, but if no directions are given, proxies will be voted FOR the election of the nominees identified in this Proxy Statement and FOR the approval of the amendment to Article III of Bancorp's Articles of Incorporation.

        Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised by affirmatively electing to vote in person at the Annual Meeting or by filing with Bancorp at the address shown above either an instrument of revocation or a duly executed proxy bearing a later date. However, a shareholder who attends the Annual Meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

        Shareholders who do not vote in person or who have not submitted a proxy, including broker non-votes, will be considered abstentions and may not be counted toward a quorum or in favor of any proposition. Proxies will be counted by representatives of Valley of the Rogue Bank as the transfer agent for VRB Bancorp.


                      INFORMATION AVAILABLE TO SHAREHOLDERS

        VRB Bancorp's Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of Bancorp's Annual Report and Form 10K, which is expected to be filed with the Securities and Exchange Commission prior to April 1, 1998, may be obtained without charge by writing to Felice Belfiore, Senior Vice President and Chief Financial Officer of VRB Bancorp, at P.O. Box 1046, Rogue River, Oregon 97537.


                                    AUDITORS

        Moss Adams LLP, independent Certified Public Accountants, audited the consolidated financial statements of Bancorp for the year ended December 31, 1997. The Board of Directors of Bancorp has not selected auditors for the current year. Representatives of Moss Adams are expected to be present at the shareholder's annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions. However, management has been advised that representatives of Moss Adams LLP do not plan to make a statement.


                            PROPOSALS OF SHAREHOLDERS

        Proposals of shareholders intended to be presented at the 1999 Annual Shareholder's Meeting must be received by the Secretary of Bancorp prior to November 1, 1998 for inclusion in the 1999 Proxy Statement and form of proxy.

                                    EXHIBIT A



                        PROPOSED AMENDMENT TO ARTICLE III
                                       OF
                       BANCORP'S ARTICLES OF INCORPORATION

        Article III of the Articles of Incorporation of the Corporation is amended to read as follows:

                                   ARTICLE III

                The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty million (40,000,000) divided into three classes as follows:

                Five million (5,000,000) shares of voting preferred stock, with a par value of five dollars ($5.00) per share (hereinafter sometimes referred to as "Voting Preferred Stock");

                Five million (5,000,000) shares of preferred stock, with a par value of five dollars ($5.00) per share, without voting rights except with respect to voting rights in the event of a default in the payment of any dividend or with respect to any provision granting the right to consent to the issuance of a different series of Preferred Stock which would materially affect the rights, preferences or powers of such issuance (hereinafter sometimes referred to as "Non-voting Preferred Stock"); and

                Thirty million (30,000,000) shares of common stock without par value (hereinafter sometimes referred to as "Common Stock").

                                 REVOCABLE PROXY

                                   VRB BANCORP

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1998


                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, VRB Bancorp's 1997 Annual Report, and the Board of Director's Proxy Statement dated March 8, 1998, and hereby appoints William A. Haden and James D. Coleman and each of them, proxies with power of substitution, to vote all shares of Common Stock of VRB Bancorp held of record by the undersigned on February 20, 1998, at the Annual Meeting of Shareholders to be held on April 24, 1998, at 2:00 PM, and at any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.  ELECTION OF DIRECTORS.  [ ]  FOR all nominees listed    [ ] WITHHOLD  AUTHORITY
                                 below (except as marked        to vote for all nominees
                                 to the contrary below          listed below

    INSTRUCTION: To withhold authority to vote for any individual, strike a line through the nominee's name below.

    NOMINEES ARE: James D. Coleman, William Haden, John O. Dunkin, Tom Anderson,
    Michael Donovan, Gary Lundberg, April Sevick, Robert DeArmond and Larry
    Parducci.

2. AMENDMENT TO THE ARTICLES OF INCORPORATION. If approved, the Amendment would increase the number of authorized shares of Common Stock from 10,000,000 to 30,000,000.

                    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]

3. OTHER MATTERS. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments thereof.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, AND FOR THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION. Proxies may vote in their discretion as to other matters which may come before the meeting.

Number of Shares Held: ________________

Dated: ______________________, 1998           _________________________________

                                              _________________________________
                                              (Signature(s) of Shareholders(s)

                                              PLEASE DATE AND SIGN EXACTLY
                                              AS YOUR NAME APPEARS ON YOUR
                                              STOCK CERTIFICATE(S) (WHICH
                                              SHOULD BE THE SAME AS THE
                                              NAME ON THE ADDRESS LABEL ON
                                              THE ENVELOPE IN WHICH THIS
                                              PROXY WAS SENT TO YOU),
                                              INCLUDING DESIGNATION AS
                                              EXECUTOR, TRUSTEE, ETC., IF
                                              APPLICABLE. A CORPORATION
                                              MUST SIGN ITS NAME BY THE
                                              PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. ALL CO-OWNERS MUST
                                              SIGN.